                                                        EXHIBIT 23.2

                        INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in the Registration Statement on Form S-4 of AMCORE Financial, Inc. of our report dated January 24, 1997, relating to the consolidated statement of financial condition of Midwest Federal Financial Corp. and subsidiary as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Midwest Federal Financial Corp. and to the reference of our firm under the heading "Experts" in the Proxy

                                        /s/ McGladrey & Pullen, LLP

                                            MCGLADREY & PULLEN, LLP

Madison, Wisconsin
February 17, 1998